Exhibit 2.2

EXHIBIT A

BILL OF SALE AND ASSUMPTION AGREEMENT

This Bill of Sale and Assumption Agreement (this “Bill of Sale”) is entered into as of October             , 2002 by and between Epicor Software Corporation, a Delaware corporation (“Purchaser”), and Clarus Corporation, a Delaware corporation (“Seller”). [ADD SUBSIDIARIES]

1.    Definitions.    Unless specifically designated otherwise, capitalized terms used in this Bill of Sale shall have the meanings given them in that certain Asset Purchase Agreement between Seller and Purchaser dated October             , 2002 (the “Asset Purchase Agreement”). The terms of the Asset Purchase Agreement are incorporated herein by this reference.

2.    Sale of Assets.    Subject to the terms, conditions and limitations set forth in the Asset Purchase Agreement, Seller, as of the Closing Date, for valuable consideration, the receipt of which is hereby acknowledged, hereby sells, assigns, grants and conveys all of Seller’s right, title and interest in and to all of the Purchased Assets, excluding the Excluded Assets, to Purchaser, its successors and assigns, to its and their own use and benefit, forever.

3.    Assumption.    Subject to the terms, conditions and limitations set forth in the Asset Purchase Agreement, Seller hereby assigns the Assumed Liabilities to Purchaser, and Purchaser hereby accepts such assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants of, and to pay and discharge all of, the Assumed Liabilities.

4.    Miscellaneous.

(a)    Seller and Purchaser hereby agree that they will, from time to time, execute and deliver such further instruments of conveyance and transfer as may be reasonably required to implement and effect (i) the sale of the Purchased Assets pursuant to the Asset Purchase Agreement, and (ii) the assumption of the Assumed Liabilities pursuant to the Asset Purchase Agreement.

(b)    This Bill of Sale has been executed to implement the Asset Purchase Agreement and nothing contained herein shall be deemed or construed to impair or alter any of the provisions of the Asset Purchase Agreement.

(c)    This Bill of Sale is executed and delivered in, and shall be construed and enforced in accordance with the laws of the State of Georgia, without reference to conflict of law provisions, and shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties to this Bill of Sale.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale on the date first above written.

“PURCHASER”	“SELLER”

EPICOR SOFTWARE CORPORATION	CLARUS CORPORATION

By:	By:
Name: Title:	Name: Title:

[ADD SUBSIDIARIES]